Exhibit 8.1

1717 Main Street, Suite 3700 Dallas, Texas 75201-7301 214.659.4400 Phone 214.659.4401 Fax andrewskurth.com

April 14, 2014

Ashford Hospitality Trust, Inc.

14185 Dallas Parkway, Suite 1100

Dallas, TX 75254

Ladies and Gentlemen:

We have acted as counsel to Ashford Hospitality Trust, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale of 7,500,000 shares of the Company’s common stock, par value $0.01 per share, which are being sold by the Company pursuant to the Company’s Registration Statement on Form S-3 ASR (file no. 333-181499) initially filed with the Securities and Exchange Commission (the “SEC”) on May 17, 2012, of which the prospectus supplement dated April 7, 2014 (the “Prospectus Supplement”), and the prospectus dated May 17, 2012 (together with the Prospectus Supplement, the “Prospectus”) constitute a part, to the Underwriters (as defined below) pursuant to the Underwriting Agreement dated April 9, 2014 among the Company, Ashford Hospitality Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, for themselves and as representatives of the underwriters named in Schedule I thereto (the “Underwriters”).  You have requested our opinion as to certain United States federal income tax matters in connection with the Registration Statement.

In connection with our opinion, we have examined and relied upon the following:

1.              the Company’s Articles of Amendment and Restatement filed July 28, 2003, and the Certificate of Correction to Correct an Error, in the form filed with the State Department of Assessments and Taxation of Maryland on August 7, 2003;

2.              the Company’s Articles Supplementary (Series A Preferred Stock), in the form filed with the State Department of Assessments and Taxation of Maryland on September 21, 2004;

3.              the Company’s Articles Supplementary (Series B-1 Preferred Stock), in the form filed with the State Department of Assessments and Taxation of Maryland on December 29, 2004;

4.              the Company’s Articles Supplementary (Series B-2 Preferred Stock), in the form filed with the State Department of Assessments and Taxation of Maryland on December 29, 2004;

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Ashford Hospitality Trust, Inc.

April 14, 2014

5.              the Company’s Articles Supplementary (Series C Preferred Stock), in the form filed with the State Department of Assessments and Taxation of Maryland on April 10, 2007;

6.              the Company’s Articles Supplementary (Series D Preferred Stock), in the form filed with the State Department of Assessments and Taxation of Maryland on July 17, 2007; the Company’s Articles Supplementary Establishing Additional Shares of Series D Preferred Stock, in the form filed with the State Department of Assessments and Taxation of Maryland on September 21, 2010; the Company’s Articles Supplementary Establishing Additional Shares of Series D Preferred Stock, in the form filed with the State Department of Assessments and Taxation of Maryland on September 30, 2011;

7.              the Company’s Articles Supplementary (Series E Preferred Stock), in the form filed with the State Department of Assessments and Taxation of Maryland on April 15, 2011; the Company’s Articles Supplementary Establishing Additional Shares of Series E Preferred Stock, in the form filed with the State Department of Assessments and Taxation of Maryland on October 14, 2011;

8.              the Company’s Amended and Restated Bylaws, as amended by Amendment No. 1 and Amendment No. 2 thereto, as certified by the Secretary of the Company;

9.              the Registration Statement, including the Prospectus;

10.       the Certificate of Amendment to the Certificate of Limited Partnership of the Operating Partnership, effective July 25, 2003, as certified by the Secretary of State of the State of Delaware;

11.       the Fifth Amended and Restated Agreement of Limited Partnership of the Operating Partnership between Ashford OP General Partner LLC, as the general partner, and Ashford OP Limited Partner LLC, and certain officers, directors and others as the limited partners (the “Operating Partnership Agreement”), as amended through the date hereof;

12.       the Officer’s Certificate to Counsel for Ashford Hospitality Trust, Inc. Regarding Certain Income Tax Matters dated the date hereof and executed by a duly appointed officer of the Company (the “AHT Officer’s Certificate”);

13.       the Officer’s Certificate for Ashford Hospitality Prime, Inc. Regarding Certain Income Tax Matters dated the date hereof and executed by a duly appointed officer of Ashford Hospitality Prime, Inc. (the “AHP Officer’s Certificate”);

14.       the form of leases entered into between any taxable REIT subsidiary of the Company and each partnership, limited liability company or trust in which the Company directly or indirectly owns an interest, in the form of which is attached to the AHT Officer’s Certificate; and

15.       such other documents, records and matters of law as we have deemed necessary or appropriate for rendering this opinion.

Ashford Hospitality Trust, Inc.

April 14, 2014

In our examination, we have assumed (i) the authenticity and completeness of all original documents reviewed by us in original or copy form, (ii) the conformity to the original documents of all documents reviewed by us as copies, including electronic copies and conformed copies, (iii) the due authorization, capacity, execution and delivery on behalf of the respective parties thereto of all documents referred to herein and the legal, valid and binding effect thereof on such parties, (iv) the genuineness of all signatures on documents examined by us, (v) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments and certificates we have reviewed and (vi) each unexecuted document submitted to us for our review will be executed in a form materially identical to the form we reviewed.  We have further assumed that each of the parties to each of the documents referred to herein fully complies with all of its obligations thereunder and that there are no arrangements, understandings or agreements among any of the parties relating to such documents other than those evidenced by such documents.  In connection with the opinion rendered below, we also have relied upon the correctness of the factual representations contained in the AHT Officer’s Certificate and the AHP Officer’s Certificate and have assumed that all representations made “to the best knowledge of” any person will be true, correct and complete as if made without that qualification.  We have also assumed that:

1.              the Company has not made and will not make any amendments to its organization documents or allow amendments to the Operating Partnership Agreement or organization documents of its corporate subsidiaries or partnership, limited liability or trust agreements of its partnership, limited liability company or trust subsidiaries after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for any taxable year;

2.              Ashford Hospitality Prime, Inc. has not made and will not make any amendments to its organization documents or allow amendments to the Amended and Restated Agreement of Limited Partnership of Ashford Hospitality Prime Limited Partnership between Ashford Prime OP General Partner LLC, as the general partner, and Ashford Prime OP Limited Partner LLC, and certain officers, directors and others as the limited partners, as amended through the date hereof, or organization documents of its corporate subsidiaries or partnership, limited liability or trust agreements of its partnership, limited liability company or trust subsidiaries after the date of this opinion that would affect its qualification as a REIT under the Code, for its taxable year ended December 31, 2013;

3.              no action has been or will be taken by the Company, the Operating Partnership, partnership, limited liability company and trust subsidiaries of the Company or corporate subsidiaries of the Company after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based; and

4.              no action has been or will be taken by Ashford Hospitality Prime, Inc., Ashford Hospitality Prime Limited Partnership, partnership, limited liability company and trust subsidiaries of Ashford Hospitality Prime, Inc. or corporate subsidiaries of Ashford Hospitality Prime, Inc. after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

Ashford Hospitality Trust, Inc.

April 14, 2014

Based on the documents and assumptions set forth above and the representations set forth in the AHT Officer’s Certificate, and the discussion in the Prospectus under the caption, “Federal Income Tax Consequences of Our Status as a REIT” as supplemented by descriptions in the Prospectus Supplement under the captions “Additional Federal Income Tax Consequences” (which is incorporated herein by reference) and the AHP Officer’s Certificate, we are of the opinion that:

(a)         for the Company’s taxable years ending December 31, 2003 through 2013, the Company qualified to be taxed as a REIT pursuant to Sections 856 through 860 of the Code, and the Company’s organization and present and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code;

(b)         the Operating Partnership is classified as a partnership for United States federal income tax purposes and not as an association taxable as a corporation or a “publicly traded partnership” taxable as a corporation under the Code; and

(c)                                  the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” as supplemented by descriptions in the Prospectus Supplement under the captions “Additional Federal Income Tax Consequences” are correct in all material respects, and the discussion thereunder expresses the opinion of Andrews Kurth LLP insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters

It is not possible to predict whether the statements, representations, warranties or assumptions on which we have relied to issue this opinion will continue to be accurate in the future.  We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the AHT Officer’s Certificate and the AHP Officer’s Certificate.  Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinions are limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to other United States federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality.  The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions, all of which are subject to change and new interpretation, both prospectively and retroactively.  The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification.  No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.  Although the conclusions set forth herein represent our best judgment as to the probable outcome on the merits of such matters, the Internal Revenue Service and the courts are not bound by, and may disagree with, the conclusions set forth herein.  This opinion is rendered only as of the date hereof, and we assume no obligation to update our

Ashford Hospitality Trust, Inc.

April 14, 2014

opinion to address other facts or any changes in law or interpretation thereof that may hereafter occur or hereafter come to our attention.  If any one of the statements, representations, warranties or assumptions that we have relied upon to issue these opinions is incorrect in a material respect, our opinions might be adversely affected and may not be relied upon.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to the reference to Andrews Kurth LLP under the captions “Additional Federal Income Tax Consequences” and “Federal Income Tax Consequences of Our Status as a REIT” and “Legal Matters” in the Prospectus.  In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Andrews Kurth LLP

TRP;WSB